For Information Contact:
Maureen Crystal
Tel: 703.707.6777
E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Strong First Quarter 2008 Financial Results

•	Revenues up 42% to $91.5 million
•	Organic growth of 16%
•	Operating income up 42% to $6.6 million
•	Total backlog at record $1 billion
•	Book-to-bill at 1.6 times
•	Completed acquisition of certain PEO Soldier assets

RESTON, Va. -- BUSINESS WIRE -- April 29, 2008 -- NCI, Inc. (NASDAQ:NCIT), a provider of information technology (IT), engineering, and professional services and solutions to U.S. federal government agencies, announced today results for the first quarter of 2008. The table below is a summary of our financial results:

Q1: 2008
Revenues	$91.5 million
Operating income	$6.6 million
Operating margin	7.2%
Net income	$3.6 million
Diluted EPS	$0.27
Reported Results
For the first quarter of 2008, NCI reported revenues of $91.5 million compared to $64.3 million for the first quarter of 2007. This represents a growth rate of approximately 42%, and an organic revenue growth rate of 16%. Operating income for the first quarter of 2008 was $6.6 million, compared to $4.6 million for the first quarter of 2007. Operating margin was 7.2% for the first quarter of 2008, comparable to the first quarter of 2007. Net income for the first quarter was $3.6 million, compared to $2.9 million for the same period in 2007. Diluted earnings per share for the first quarter were $0.27, compared to $0.21 per share for the comparable period in 2007. The effective tax rate for the first quarter of 2008 was 40.2%. Diluted shares outstanding were approximately 13.6 million shares for the first quarters of 2008 and approximately 13.5 million for the first quarter of 2007.

CEO Comments
Charles K. Narang, NCI’s Chairman and CEO, said, “We are pleased to begin 2008 with such a strong start. We achieved a major milestone with our total backlog achieving the $1 billion mark, reported solid financial results, and closed on another great acquisition with the purchase of the PEO Soldier assets that will fuel our future growth. We continue to execute on-target with our stated objectives, and we believe that we have the in-place leadership, contracts, customer relationships, and professional staff to continue our record pace of business and financial results.”

Business Highlights
NCI’s President and COO, Terry Glasgow, stated, “We are delighted to announce another strong quarter of driving our business forward. Contributing to NCI’s strong first quarter book-to-bill ratio is a previously unannounced award of approximately $94 million for an Army customer in which NCI will be involved in providing support to the War Fighter. We are also pleased to report the completion of the acquisition of certain assets used to conduct business under the Program Executive Office Soldier, Project Manager Soldier Warrior, and Project Manager Soldier Equipment contract. This transaction bolsters NCI’s strategic growth into the acquisition, engineering and professional services markets. Finally, we were on the winning ATAMIR-WSMR joint venture team supporting the U.S. Army Test Engineering and Analysis Services (TEAS) contract.”

Key Metrics
NCI reported total backlog for the first quarter of 2008 of $1 billion, of which $213 million was from the acquisition of PEO Soldier assets. Of the total backlog, $205 million was funded. This compares to total backlog of $622 million at the end of the first quarter of 2007, of which $120 million was funded. During the first quarter of 2008, approximately 84% of revenue was from prime contracts. Time-and-materials contracts accounted for 40% of revenue, cost-plus contracts accounted for 26% of revenue, and fixed-price contracts accounted for 34% of revenue for the first quarter of 2008. Our customer mix for the first quarter of 2008 reflects approximately 80% of revenues from the Department of Defense and Intelligence customers, approximately 18% of revenues from federal civilian agencies, and 2% from other sources.

Outlook
The table below summarizes the guidance ranges for the second quarter and full year of 2008.  This outlook does not reflect the impact of any future acquisitions.

	2nd Quarter 2008	Full Year 2008
Revenue	$92 million - $96 million	$385 million - $395 million
Diluted Earnings Per Share	$0.27 - $0.29	$1.14 - $1.22

Conference Call Information
NCI, Inc.’s executive management will hold a conference call today at 5 p.m. EDT, to discuss first quarter 2008 results and answer questions.  Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international).  The confirmation code for the live call is 4286467.  The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 8 p.m. EDT today and will remain available for a two-week period.  To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international).  The confirmation code for the replay is 4286467.  A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:
NCI is a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies. As an ISO 9001:2000–certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives, including enterprise systems management; network engineering; information assurance; systems engineering and integration; program management, acquisition, and lifecycle support; engineering and logistics; medical transformation/health IT; and distance learning and training solutions. Headquartered in Reston, Virginia, NCI has approximately 2,200 employees and nearly 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control.  Words such as "may,” "will,” "intends,” "should,” "expects,” "plans,” "projects,” "anticipates,” "believes,” "estimates,” "predicts,” "potential,” "continue,” or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results.  The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully integrate existing or future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute and effectively integrate acquisitions appropriate to the achievement of our strategic plans; adverse results of U.S. government audits of our government contracts; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) delays related to agency specific funding freezes, (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS) and/or schedule contracts with the General Services Administration; and (v) expensing of stock options; and our own ability to achieve the objectives of near term or long range business plans.

These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC) for the period ended December 31, 2007, and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(amounts in thousands, except per share data)

	Three months ended March 31,
	2008	2007

Revenue	$91,501	$64,291

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, shown separately below)	79,344	55,509
General and administrative expense	4,746	3,580
Depreciation and amortization	481	370
Amortization of intangible assets	323	183
Total operating costs and expenses	84,894	59,642

Operating income	6,607	4,649
Interest income	54	142
Interest expense	(584)	(24)

Income before taxes	6,077	4,767
Income tax expense	2,446	1,882
Net income	$3,631	$2,885

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,353	13,328
Net income per share	$0.27	$0.22

Diluted:
Weighted average shares and equivalent shares outstanding	13,561	13,508
Net income per share	$0.27	$0.21

NCI, INC.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except per share data)

	As of March 31, 2008	As of December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$75	$109
Accounts receivable, net	89,634	88,493
Deferred tax assets	1,938	1,890
Prepaid expenses and other current assets	1,562	1,244
Total current assets	93,209	91,736

Property and equipment, net	5,202	5,120
Other assets	1,000	930
Deferred tax assets, net	—	20
Intangible assets, net	9,429	5,448
Goodwill	86,545	75,492
Total assets	$195,385	$178,746

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$28,633	$30,803
Accrued salaries and benefits	13,375	12,572
Other accrued expenses/liabilities	6,195	6,641
Deferred revenue	2,684	2,215
Current portion of long-term debt	—	942
Total current liabilities	50,887	53,173

Long-term debt	57,000	42,000
Other liabilities	188	217
Deferred tax liabilities, net	306	—
Deferred rent	2,973	3,115
Total liabilities	111,354	98,505

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 8,153,416 shares issued and outstanding as of March 31, 2008 and December 31, 2007	155	155
Class B common stock, $0.019 par value—12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of March 31, 2008 and December 31, 2007	99	99
Additional paid-in capital	58,316	58,157
Retained earnings	25,461	21,830
Total stockholders’ equity	84,031	80,241

Total liabilities and stockholders’ equity	$195,385	$178,746

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(amounts in thousands)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities
Net income	$3,631	$2,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	804	553
Gain on sale of property and equipment	(11)	—
Non-cash stock compensation expense	159	42
Deferred income taxes	277	(51)
Changes in operating assets and liabilities, net of effects of business combination:
Accounts receivable, net	(1,141)	190
Prepaid expenses and other assets	(387)	158
Accounts payable	(2,170)	(3,307)
Accrued expenses/other current liabilities	(92)	1,667
Deferred rent	420	(116)
Net cash provided by operating activities	1,490	2,021

Cash flows from investing activities
Purchase of property and equipment	(556)	(209)
Proceeds from sale of property and equipment	11	—
Cash paid for acquisition, net of cash acquired	(14,996)	(7,298)
Net cash used in investing activities	(15,541)	(7,507)

Cash flows from financing activities
Proceeds from line of credit, net	14,058	—
Principal payments under capital lease obligations	(41)	(61)
Net cash provided by (used in) financing activities	14,017	(61)

Net change in cash and cash equivalents	(34)	(5,547)
Cash and cash equivalents, beginning of year	109	13,930
Cash and cash equivalents, end of period	$75	$8,383

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$584	$24
Income taxes	$415	$58

Supplemental disclosure of non-cash activities:
Equipment acquired under capital leases	$—	$2

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